Exhibit 99.1

Genie Energy Ltd. Reports First Quarter 2018 Results

NEWARK, NJ — May 3, 2018: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported first quarter 2018 net income of $0.24 per share on revenue of $89.3 million.

FINANCIAL AND OPERATIONAL HIGHLIGHTS

(Throughout this release, 1Q18 results are compared to 1Q17 results unless otherwise noted)

●	Genie Retail Energy’s (GRE) income from operations increased to $10.3 million from $9.0 million and Adjusted EBITDA* increased to $10.9 million from $9.5 million;

●	Genie Retail Energy’s joint venture operating in the UK as Orbit Energy successfully completed its controlled market entry period and has begun to scale its customer acquisition programs in the second quarter;

●	Evidence of hydrocarbons at levels sufficient to warrant additional testing have been identified through an analysis of results from Afek’s Ness 10 well. Afek is pursuing an extension of the Northern portion of its exploratory license to perform additional testing within the well;

●	Net income per share increased to $0.24 per basic and diluted share from $0.18;

●	Genie Energy’s Board of Directors has declared a first quarter dividend of $0.075 per share.

COMMENTS OF MICHAEL STEIN, CEO OF GENIE ENERGY

“Genie Retail Energy performed extremely well again this quarter, generating over $10 million in operating income and Adjusted EBITDA. Compared to the year ago quarter, the impact of moderating gross margins was offset by increased sales volumes and prices, while a decrease in customer acquisition expense drove the increase in the business’s operating income and Adjusted EBITDA contribution.

“Genie Retail Energy’s joint venture in the UK successfully completed its regulatorily mandated controlled market entry period and is now beginning to roll out its customer acquisition program. We are exploring additional growth opportunities in international markets even as we continue to expand our domestic geographic footprint. This quarter, we entered our thirteenth and fourteenth states.

“On a consolidated basis, EPS increased to $0.24 from $0.18, reflecting Genie Retail Energy’s solid quarter matched with the decrease in oil and gas exploration expense following the suspension of drilling activities at our Afek subsidiary.”

CONSOLIDATED RESULTS

$ in millions, except EPS	1Q18	4Q17	1Q17		1Q18 -1Q17 Change (%/$)
Revenue	$89.3	$73.1	$71.4		+25.0%
Gross profit	$24.5	$26.8	$24.8		(1.6)%
Gross margin percentage	27.4%	36.6%	34.8%		(740) BP
SG&A expense (including stock-based compensation)	$17.1	$17.1	$18.8		(9.1)%
Stock-based compensation included in SG&A	$1.3	$1.4	$1.2		+8.8%
Exploration expense**	$0.2	$2.3	$0.9		(73.4)%
Write-off of capitalized exploration costs	-	$6.5	-		-
Equity in the loss of Genie UK***	$(0.5)	$(0.4)	-		$(0.5)
Income from operations	$6.6	$0.4	$5.2		+27.5%
Adjusted EBITDA*	$8.6	$8.9	$6.9		+24.1%
Net income (loss) attributable to Genie Energy common stockholders	$5.8	$(0.2)	$4.2	+$	1.6
Earnings (loss) per share attributable to Genie Energy common stockholders	$0.24	$(0.01)	$0.18	+$	0.06
Capitalized exploration costs	-	-	$1.1		$(1.1)
Net cash provided by operating activities	$8.6	$5.9	$3.6	+$	5.0

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Genie Energy’s Afek Oil & Gas subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

*** Genie Energy accounts for its investment in Genie UK, its joint venture operating in the UK, under the equity method of accounting. Under this method Genie Energy records its share in the net income or loss of the joint venture. Therefore, revenues generated, and expenses incurred by the joint venture are not reflected in Genie Energy’s consolidated revenues and expenses.

BALANCE SHEET HIGHLIGHTS

At March 31, 2018, Genie Energy had $125.2 million in total assets, including $38.1 million in cash, cash equivalents and restricted cash. Liabilities totaled $53.5 million and working capital (current assets less current liabilities) totaled $40.3 million.

DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie Energy’s Board of Directors has declared a 1Q18 dividend of $0.075 per share of Class A and Class B common stock with a record date of May 15, 2018. The dividend will be paid on or about May 23, 2018. The distribution will be treated as an ordinary dividend for income tax purposes.

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RESULTS BY SEGMENT

$ in millions	1Q18	4Q17	1Q17		1Q18-1Q17 Change (%/$)
Genie Retail Energy
Total revenue	$89.3	$73.1	$71.4		+25.0%
Electricity revenue	$65.3	$58.5	$53.0		+23.4%
Natural gas revenue	$23.4	$14.1	$17.9		+30.6%
Other revenue	$0.5	$0.5	$0.5		+1.1%
Gross profit	$24.5	$26.8	$24.8		(1.6)%
Gross margin percentage	27.4%	36.6%	34.8%		(740) BP
SG&A expense	$13.6	$14.1	$15.9		(14.3)%
Equity in the loss of Genie UK	$(0.5)	$(0.4)	-		$(0.5)
Income from operations	$10.3	$12.2	$9.0		+15.3%
Adjusted EBITDA	$10.9	$12.8	$9.5		+14.5%

Afek
G&A expense	-	$0.3	$0.4		(89.6)%
Exploration expense	$0.2	$2.3	$0.9		(73.4)%
Write-off of capitalized exploration costs	-	$6.5	-		-
Loss from operations	$(0.3)	$(9.1)	$(1.3)	+$	1.0
Adjusted EBITDA	$(0.3)	$(2.5)	$(1.3)	+$	1.0
Capitalized exploration costs	-	-	$1.1		$(1.1)

Genie Oil & Gas
G&A expense	$1.1	$0.2	$0.1	+$	1.0
Loss from operations	$(1.1)	$(0.2)	$(0.1)		$(1.0)
Adjusted EBITDA	$(0.9)	-	$(0.1)		$(0.8)

Corporate
G&A expense	$2.4	$2.5	$2.4		(1.4)%
Stock-based compensation in G&A	$1.2	$1.1	$1.1		10.2%
(Loss) from operations	$(2.4)	$(2.5)	$(2.4)		1.4%
Adjusted EBITDA	$(1.1)	$(1.4)	$(1.3)		11.6%

Genie Retail Energy (GRE)

Genie Retail Energy’s customer base as measured in residential customer equivalents (RCEs) decreased to 285,000 at March 31, 2018 from 287,000 a year earlier and 301,000 at the end of 2017, while meters served decreased to 373,000 from 418,000 a year ago and from 412,000 at December 31st. The decreases reflect the regulatorily mandated return of low-income customers in New York served by retail energy providers (REPs) to the incumbent utilities as well as GRE’s strategic decision to pull back customer acquisition efforts in certain territories.

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Gross meter acquisitions decreased to 55,000 from 84,000 in the year ago quarter and 62,000 in the prior quarter as customer acquisition programs shifted to emphasize higher value customers while avoiding certain riskier jurisdictions. This shift has led to a steady increase in average customer size over the past year.

RCEs and Meters at End of Quarter (in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Electricity RCEs	218	228	243	219	220
Natural gas RCEs	67	73	82	70	67
Total RCEs	285	301	325	289	287

Electricity meters	284	307	330	317	307
Natural gas meters	89	105	116	113	111
Total meters	373	412	446	430	418

The mandated return of low-income customers in New York drove an increase in GRE’s average monthly customer churn to 7.6% from 6.1% in the year ago quarter and 6.9% in the prior quarter. Exclusive of the impact of these low-income customers, churn in the first quarter would have been comparable to churn in recent quarters.

Meters enrolled in offerings with fixed rate characteristics constituted approximately 34% of GRE’s total load during March 2018 reflecting the growing popularity of fixed rate programs.

GRE generated all of Genie Energy’s revenue and gross profit.

GRE’s revenue increased to $89.3 million from $71.4 million on higher prices and volumes sold for both electricity and natural gas.

Revenue from electricity sales increased to $65.3 million from $53.0 million reflecting both a 12.2% increase in kilowatt hours sold (primarily attributable to higher per-meter consumption) and a 9.9% increase in average revenue per kilowatt hour sold.

Natural gas sales increased to $23.4 million from $17.9 million reflecting a 22.9% increase in therms sold and a 6.2% increase in average revenue per therm sold reflecting higher natural gas commodity prices. The increase in therms sold reflects an increase in average consumption per gas meter, including the impact of the acquisition of Mirabito Natural Gas in August, 2017 and subsequent sales of gas to its commercial customer base.

GRE’s gross margin percentage decreased to 27.4% from 34.8% as cost per commodity unit increased more rapidly than revenue per unit sold of both electricity and natural gas.

GRE’s SG&A expense decreased to $13.6 million from $15.9 million reflecting the reduction in customer acquisition costs due to the significant reduction in gross meter acquisitions.

GRE’s income from operations increased to $10.3 million and Adjusted EBITDA increased to $10.9 million from $9.0 million and $9.5 million, respectively, primarily reflecting the decrease in customer acquisition costs.

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Genie Retail Energy – New York Regulatory Update

Pursuant to the December 2016 order of the New York State Public Service Commission prohibiting REPs in New York State from serving customers enrolled in utility low-income assistance programs (low-income customers), GRE returned 18,700 meters (representing approximately 10,600 RCEs) to their incumbent utilities in 1Q18.

Separately, the NY PSC is conducting an evidentiary proceeding to study the REP industry and competitive retail energy markets. Hearings were held in November and December of 2017, and final briefs from interested parties were filed on April 30th.

The New York Court of Appeals has agreed to hear a REP industry appeal of a lower court’s finding that the NY PSC has the legal authority to regulate rates charged by REPs. A decision is not expected before late summer.

Afek

In November 2017, Genie Energy’s Afek Oil and Gas subsidiary suspended drilling operations in Northern Israel based on preliminary analysis of results from its Ness 10 exploratory well. Subsequent analysis by an outside consultant indicates that a zone within the Ness 10 well contains evidence of hydrocarbons at levels sufficient to warrant additional testing. Accordingly, Afek is pursuing a renewal of its exploratory license from the Ministry of Energy for the Northern portion of its former license area. Subject to regulatory approvals, Afek expects to obtain definitive test results as early as the third quarter.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, May 3rd, 2018, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

The call replay will be available for seven days at 1-844-512-2921 (US toll free) or 1-412-317-6671 (international). The replay PIN is: 10119964. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), through its Genie Retail Energy (GRE) division, provides electricity and natural gas primarily to residential and small business customers in the United States and, through a joint venture, in Great Britain. GRE also operates Diversegy, a commercial brokerage and marketing services company. Genie’s GOGAS division operates oil and gas exploration and drilling services ventures. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$36,705	$29,913
Trade accounts receivable, net of allowance for doubtful accounts of $1,394 and $1,099 at March 31, 2018 and December 31, 2017, respectively	40,448	44,629
Inventory	5,677	3,986
Prepaid expenses	5,619	6,131
Other current assets	1,418	5,503
Total current assets	89,867	90,162
Property and equipment, net	4,053	4,020
Goodwill	9,998	9,998
Other intangibles, net	4,516	4,859
Investment in joint venture	3,074	3,450
Restricted cash—long-term	1,090	1,496
Deferred income tax assets, net	2,028	2,141
Other assets	10,552	9,652
Total assets	$125,178	$125,778
Liabilities and equity
Current liabilities:
Trade accounts payable	$17,752	$21,068
Accrued expenses	26,115	28,069
Income taxes payable	2,958	2,204
Due to IDT Corporation	135	228
Other current liabilities	2,626	3,172
Total current liabilities	49,586	54,741
Revolving line of credit	2,514	2,513
Other liabilities	1,378	1,396
Total liabilities	53,478	58,650
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000: Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at March 31, 2018 and December 31, 2017	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2018 and December 31, 2017	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,626 and 23,601 shares issued and 23,295 and 23,270 shares outstanding at March 31, 2018 and December 31, 2017, respectively	236	236
Additional paid-in capital	131,759	130,870
Treasury stock, at cost, consisting of 331 shares of Class B common stock at March 31, 2018 and December 31, 2017	(2,428)	(2,428)
Accumulated other comprehensive income	3,060	3,045
Accumulated deficit	(63,550)	(67,469)
Total Genie Energy Ltd. stockholders’ equity	88,836	84,013
Noncontrolling interests	(17,136)	(16,885)
Total equity	71,700	67,128
Total liabilities and equity	$125,178	$125,778

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2018	2017
	(in thousands, except per share data)
Revenues:
Electricity	$65,335	$52,966
Natural gas	23,428	17,940
Other	505	499
Total revenues	89,268	71,405
Cost of revenues	64,810	46,556
Gross profit	24,458	24,849
Operating expenses and losses:
Selling, general and administrative (i)	17,098	18,802
Exploration	227	851
Equity in the net loss of joint venture	506	—
Income from operations	6,627	5,196
Interest income	81	86
Interest expense	(92)	(39)
Other income (expense), net	42	(248)
Income before income taxes	6,658	4,995
Provision for income taxes	(799)	(856)
Net income	5,859	4,139
Net loss attributable to noncontrolling interests	295	443
Net income attributable to Genie Energy Ltd.	6,154	4,582
Dividends on preferred stock	(370)	(370)
Net income attributable to Genie Energy Ltd. common stockholders.	$5,784	$4,212
Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.24	$0.18
Diluted	$0.24	$0.18
Weighted-average number of shares used in calculation of earnings per share:
Basic	24,239	23,450
Diluted	24,295	23,761
Dividends declared per common share	$0.075	$0.075
(i) Stock-based compensation included in selling, general and administrative expense	$1,347	$1,238

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Operating activities
Net income	$5,859	$4,139
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	594	470
Deferred income taxes	113	—
Provision for doubtful accounts receivable	295	25
Gain on sale of property and equipment	(18)	—
Stock-based compensation	1,347	1,238
Equity in the net loss of a joint venture	506	—
Change in assets and liabilities:
Trade accounts receivable	3,886	1,631
Inventory	(1,690)	(933)
Prepaid expenses	511	47
Other current assets and other assets	2,903	(1,855)
Trade accounts payable, accrued expenses and other current liabilities	(6,328)	(1,981)
Due to IDT Corporation	(94)	(62)
Income taxes payable	754	874
Net cash provided by operating activities	8,638	3,593
Investing activities
Capital expenditures	(344)	(222)
Proceeds from sale of property and equipment	62	—
Investments in capitalized exploration costs—unproved oil and gas property	—	(1,127)
Deposit for investment	—	(94)
Repayment of notes receivable	54	446
Net cash used in investing activities	(228)	(997)
Financing activities
Dividends paid	(2,235)	(2,220)
Purchase of equity of subsidiary	—	(278)
Proceeds from revolving line of credit	—	10,450
Repayment of revolving line of credit	—	(10,001)
Repurchases of Class B common stock from employees	—	(23)
Net cash used in financing activities	(2,235)	(2,072)
Effect of exchange rate changes on cash and cash equivalents	(19)	319
Net increase in cash, cash equivalents, and restricted cash	6,156	843
Cash, cash equivalents, and restricted cash at beginning of period	31,927	47,052
Cash, cash equivalents, and restricted cash at end of period	$38,083	$47,895

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Reconciliation of Non-GAAP Financial Measures for the First Quarter 2018 and 2017

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the first quarter of 2018, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, exploration expense and equity in the net loss of joint venture, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation, amortization, stock-based compensation, and the write-off of capitalized exploration costs.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

The write-off of capitalized exploration costs, which is a component of income (loss) from operations, is also excluded from the calculation of Adjusted EBITDA. The write-off of capitalized exploration costs is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2018 (1Q18)
Adjusted EBITDA	$8,568	$10,906	$(934)	$(272)	$(1,132)
Subtract:
Stock-based compensation	1,347	118	-	-	1,229
Depreciation and amortization	594	439	155	-	-
Income (loss) from operations	6,627	$10,349	$(1,089)	$(272)	$(2,361)
Interest income	81
Interest expense	(92)
Other income, net	42
Provision for income taxes	(799)
Net income	5,859
Net loss attributable to noncontrolling interests	295
Net income attributable to Genie Energy Ltd.	$6,154

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended December 31, 2017 (4Q17)
Adjusted EBITDA	$8,946	$12,794	$14	$(2,501)	$(1,361)
Subtract:
Stock-based compensation	1,422	108	200	-	1,114
Depreciation and amortization	612	453	57	102	-
Write-off of capitalized exploration costs	6,483	-	-	6,483	-
Income (loss) from operations	429	$12,233	$(243)	$(9,086)	$(2,475)
Interest income	88
Interest expense	(88)
Other income, net	29
Provision for income taxes	(1,271)
Net loss	(813)
Net loss attributable to noncontrolling interests	1,027
Net income attributable to Genie Energy Ltd.	$214

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2017 (1Q17)
Adjusted EBITDA	$6,905	$9,524	$(86)	$(1,253)	$(1,280)
Subtract:
Stock-based compensation	1,238	118	6	-	1,114
Depreciation and amortization	471	432	6	33	-
Income (loss) from operations	5,196	$8,974	$(98)	$(1,286)	$(2,394)
Interest income	86
Interest expense	(39)
Other expense, net	(248)
Provision for income taxes	(856)
Net income	4,139
Net loss attributable to noncontrolling interests	443
Net income attributable to Genie Energy Ltd.	$4,582

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